Exhibit 21.1

ATKORE INTERNATIONAL GROUP INC.
Significant Subsidiaries
As of September 30, 2019

Entity Name	Jurisdiction of Incorporation
Acroba S.A.S.	France
AFC Cable Systems, Inc.	Delaware
Allied Luxembourg S.a.r.l.	Luxembourg
Allied Metal Products (Changshu) Co., Ltd.	China
Allied Products UK Limited	United Kingdom
Allied Switzerland GmbH	Switzerland
Allied Tube & Conduit Corporation	Delaware
American Pipe & Plastics Holdings Group, Inc.	Delaware
American Pipe & Plastics, Inc.	New York
Atkore Construction Technologies NZ Limited	New Zealand
Atkore Foreign Holdings Inc.	Delaware
Atkore Holding IX (Denmark) Aps	Denmark
Atkore International Holdings Inc.	Delaware
Atkore International, Inc.	Delaware
Atkore Metal Products Pte Ltd.	Singapore
Atkore Plastic Pipe Corporation	Delaware
Atkore RMCP, Inc.	Delaware
Atkore Steel Components, Inc.	Delaware
Calpipe Industries, LLC	California
Columbia-MBF Inc.	Canada
FlexHead Industries, Inc.	Massachusetts
Flexicon Australia PTY Limited	Australia
Flexicon Limited	United Kingdom
Flytec Systems Limited	United Kingdon
Georgia Pipe Company	Georgia
Kalanda Enterprises Pty Limited	Australia
Marco Cable Management Limited	United Kingdom
Marco Gearing Limited	United Kingdom
Modern Associates Limited	United Kingdon
SprinkFLEX, LLC	Massachusetts
Standard Industries Co., Limited	Hong Kong
Swan Metal Skirtings Pty Limited	Australia
Tekflex Limited	United Kingdom
TKN, Inc.	Rhode Island
Unistrut (New Zealand) Holdings Pty Limited	Australia
Unistrut Australia Pty Limited	Australia
Unistrut Canada Limited	Ontario
Unistrut International Corporation	Nevada
Unistrut Limited	United Kingdom
US Tray, Inc.	Delaware
Vergo Coating BVBA	Belgium
Vergo Galva NV	Belgium
Vergokan International NV	Belgium
Vergokan NV	Belgium
Vergokan OOO	Russia
Vergokan SAS	France
WPFY, Inc.	Delaware